EXHIBIT (b)(1)

EXECUTION COPY

CREDIT SUISSE Eleven Madison Avenue New York, NY 10010	CIBC WORLD MARKETS CORP. 300 Madison Avenue New York, NY 10017	BANK OF AMERICA, N.A. BANC OF AMERICA SECURITIES LLC 9 West 57th Street New York, NY 10019

CONFIDENTIAL

June 8, 2005

Flag Acquisition Corporation

c/o Apollo Management V L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Attention: Mr. Joshua Harris

Project Bullwinkle

$450,000,000 Senior Secured Asset-Based Revolving Credit Facility

$250,000,000 Senior Secured Increasing Rate Bridge Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter (including the Term Sheets (as defined below) and the other attachments hereto, this “Commitment Letter”) amends, restates and supersedes that certain commitment letter dated May 13, 2005 from Credit Suisse (formerly known as Credit Suisse First Boston, acting through its Cayman Islands Branch (together with its affiliates, “Credit Suisse”)) and CIBC World Markets Corp. (“CIBC”) to you.

You have advised Credit Suisse, CIBC and Bank of America, N.A. (“BofA” and, together with Credit Suisse and CIBC, the “Initial Lenders”) and Banc of America Securities LLC (“BAS” and, together with Credit Suisse and CIBC, the “Arrangers”; the Arrangers and the Initial Lenders being collectively referred to as “we” or “us”) that you intend to acquire (the “Acquisition”) all the capital stock of Metals USA, Inc., a Delaware corporation (“MUSA”), and to consummate the other Transactions (such terms and each other capitalized term used but not defined herein having the meanings assigned in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facility Term Sheet”)).

You have further advised us that, in connection therewith, (a) the Borrower will obtain the senior secured asset-based revolving credit facility (the “Senior Facility”) described in the Senior Facility Term Sheet, in an aggregate principal amount of up to $450,000,000, and (b) the Borrower will either (i) issue not less than $250,000,000 in aggregate principal amount of its senior secured floating rate notes (the “Floating Rate Notes”) and its senior secured notes (the “Senior Notes”) in each case, in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the Floating Rate Notes and the Senior Notes on or prior to the Closing Date, borrow up to $250,000,000 of senior secured increasing rate bridge loans (the “Bridge Loans”) under the senior secured credit facility (the “Bridge Facility”) described in the

Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Facility Term Sheet” and, together with the Senior Facility Term Sheet, the “Term Sheets”). The Senior Facility and the Bridge Facility are collectively referred to herein as the “Facilities”.

In connection with the foregoing, (a) Credit Suisse is pleased to advise you of its commitment to provide 70% of the principal amount of the Senior Facility and 60% of the principal amount of the Bridge Facility, (b) CIBC is pleased to advise you of its commitment to provide 40% of the principal amount of the Bridge Facility and (c) BofA is pleased to advise you of its commitment to provide 30% of the principal amount of the Senior Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The commitments of the Initial Lenders hereunder are several and not joint.

You hereby appoint Credit Suisse to act, and Credit Suisse hereby agrees to act, as (i) sole and exclusive administrative agent, sole bookrunner and joint lead arranger for the Senior Facility (with “left placement” in any and all marketing materials or other documentation used in connection with the Senior Facility) and (ii) sole and exclusive administrative agent, joint bookrunner and joint lead arranger for the Bridge Facility (with “left placement” in any and all marketing materials or other documentation used in connection with the Bridge Facility). You hereby appoint CIBC to act, and CIBC hereby agrees to act, as joint bookrunner and joint lead arranger for the Bridge Facility. You hereby appoint BofA to act, and BofA hereby agrees to act, as sole collateral agent and co-syndication agent for the Senior Facility. You hereby appoint BAS to act, and BAS hereby agrees to act, as joint lead arranger for the Senior Facility. Each of Credit Suisse, CIBC, BofA and BAS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

Credit Suisse, on behalf of the Arrangers, reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of the commitments of the Initial Lenders in respect of the Facilities to a group of financial institutions (together with the Initial Lenders, the “Lenders”) identified by us in consultation with, and reasonably acceptable to, you; provided, however, that any such syndication of the Bridge Facility occurring prior to the execution of definitive documentation for such Facility (A) shall not result in Credit Suisse or CIBC each holding less than 30.05% and 20.05%, respectively, of the aggregate amount of the Bridge Loans made on the Closing Date and (B) shall not be undertaken by Credit Suisse or CIBC without your prior written consent (such consent not to be unreasonably withheld or delayed) and; provided further, however, that any such syndication of the Bridge Facility occurring after the execution of definitive documentation for such Facility shall not be undertaken by Credit Suisse or CIBC without your prior written consent (such consent not to be unreasonably withheld or delayed) if such syndication (A) occurs within 60 days after the Closing Date and (B) results in Credit Suisse or CIBC each holding less than 30.05% and 20.05%, respectively, of the aggregate principal amount of the Bridge Loans outstanding. Syndications pursuant to this paragraph that occur prior to the Closing Date will be on a pro rata basis in proportion to each Initial Lender’s commitment of the applicable Facility. Notwithstanding anything to the contrary contained herein, any resales or assignments of the Bridge Loans by any Lender (including Credit Suisse and CIBC) on or following the Closing Date shall be governed by the provisions of the Bridge Facility set forth under the section entitled “Right to Resell Bridge Loans” of Exhibit B hereto. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your and the Sponsor’s existing lending and investment banking relationships and the existing lending and investment banking relationships of MUSA, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, and your using commercially reasonable efforts to ensure direct contact between senior management, representatives and advisors of MUSA and the proposed Lenders, (c) assistance by you and the Sponsor, and your using commercially reasonable efforts to ensure assistance by MUSA in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in connection with the syndications, (d) your providing or causing to be provided customary projections for the Borrower and its subsidiaries for the years 2005 through 2010 and for the quarters beginning with the second fiscal quarter of 2005 and through the fourth fiscal quarter of 2005, (e) your using commercially reasonable efforts to obtain, prior to the launch of the syndications, ratings for each of the Facilities, the Floating Rate Notes and the Senior Notes from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., and (f) the hosting, with us, of one or more meetings of prospective Lenders. You agree, at the request of the Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Floating Rate Notes or the Senior Notes) or (ii) not material with respect to MUSA and its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Information”). Any information and documentation that is not Public Information is referred to herein as “Private Information”. You further agree that, upon our request, you will designate any document to be disseminated by the Arrangers to any Lender in connection with the Facilities as either (i) containing Private Information or (ii) containing solely Public Information.

We will manage (in consultation with you) all aspects of any syndication, including (subject to the restrictions set forth in this Commitment Letter) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders (subject to the restrictions set forth in this Commitment Letter), any naming rights and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause MUSA to provide) to us all information reasonably available with respect to MUSA and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request. You hereby represent and warrant that, to the best of your knowledge (a) all information (other than the Projections and general economic information) (the “Information”) that has been or will be made available to us by you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact, necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to us; it being recognized by the Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results. You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections to the extent of Information available to you so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume any responsibility for the accuracy, completeness or reasonableness thereof.

As consideration for our respective commitments hereunder and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to us the fees set forth in this Commitment Letter and in the amended and restated fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”).

Each of our commitments hereunder and agreements to perform the services described herein are subject to (a) each of our not having discovered or otherwise become aware of any information not previously disclosed to us that is inconsistent in a material and adverse manner with the information provided to us prior to the date hereof in respect of the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of MUSA and its subsidiaries, taken as a whole, in each case to the extent such inconsistency would cause any of the representations in clauses (a) or (b) of the second preceding paragraph to be incorrect in any respect (in each case without giving effect to any knowledge qualification included therein), (b) since December 31, 2004, there has not been any event, change, circumstance, effect or state of facts that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of MUSA and its subsidiaries, taken as a whole, (c) the absence of a disruption or adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high-yield securities in particular, in each case that, in our judgment, could reasonably be expected to impair the syndication of the Facilities or the placement of the Floating Rate Notes or the Senior Notes, (d) each of our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of MUSA and its subsidiaries being offered, placed or arranged (other than the Floating Rate Notes and the Senior Notes), (e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with the terms and conditions herein and otherwise in a form reasonably satisfactory to us, (f) our having been afforded a period of at least 30 consecutive days following the launch of the general syndication of the Facilities and immediately prior to the Closing Date to syndicate the Facilities, (g) your compliance with the terms of this Commitment Letter and the Fee Letter and (h) the satisfaction of the other conditions set forth or referred to in the Term Sheets and the other exhibits hereto. The definitive documents for the Facilities will contain provisions not set forth herein and in the Term Sheets, provided, however, that those matters that are not covered by the provisions hereof and of the Term Sheets will not be inconsistent therewith and are subject to the approval and agreement of us and you; provided, further, that there shall be no material conditions to closing and funding not expressly set forth herein.

You agree (a) to indemnify and hold harmless each of the Arrangers, the Initial Lenders, their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns of each of the foregoing (each an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower or any of its affiliates), and to reimburse each such indemnified person upon demand for any reasonable documented legal or other expenses incurred in connection with investigating or defending any of the foregoing and in the enforcement of this Commitment Letter and the Fee Letter, provided that the foregoing indemnity will not, as to any indemnified person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person, (ii) arising from a breach of our obligations under this Commitment Letter, or (iii) arising out of any claim, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person, and (B) any settlement entered into by such indemnified person without your written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense) and (b) to reimburse each of us from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees and expenses of consultants hired with your consent, syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith (collectively, the “Expenses”); provided that, except as provided in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person, or for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.

You acknowledge that we and our respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise, including MUSA with respect to the Acquisition. Neither we nor any of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies. Subject to compliance with the foregoing, despite any conflicts of interest that may exist, you hereby agree to allow us to continue providing services to such other parties and release us and our respective affiliates and directors, officers, employees and agents from any claims or causes of action arising out of any such conflicts of interest, whether arising prior to or after the date hereof and waive all actual or potential conflicts arising prior to or after the date hereof.

This Commitment Letter shall not be assignable by you without our prior written consent (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void; provided, however, that this Commitment Letter may be assigned by you to the Borrower without our prior written consent. This Commitment Letter is intended to be solely for the benefit of the parties hereto (and indemnified persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons) and is not intended to create a fiduciary relationship between the parties hereto. Each Initial Lender may assign its commitment hereunder to any of its affiliates or, with your consent (which shall not be unreasonably withheld or delayed), to any prospective Lender. Any such assignment to an affiliate will not relieve the assignor from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any permitted assignment to a prospective Lender shall release the assignor from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, our respective commitments) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

Upon consummating the sale of any Securities, Credit Suisse, CIBC or any of their respective affiliates may, subject to your prior approval (which shall not be unreasonably withheld or delayed) place customary “tombstone” advertisements in publications of the Arrangers’ choice at their own expense.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the Sponsor and your and the Sponsor’s officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law, regulation or compulsory legal process (in which case you agree to inform us promptly thereof); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to MUSA and its officers, directors, employees, attorneys, accountants and advisors (other than potential debt finance providers) on a confidential and need-to-know basis, and (ii) in any prospectus or other offering memorandum relating to the Floating Rate Notes or the Senior Notes, the Bridge Facility or the Senior Facility. Notwithstanding anything to the contrary herein, you may disclose the Fee Letter or any of its terms or substance to MUSA following consummation of the Acquisition.

The compensation, reimbursement, indemnification, confidentiality, jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to indemnification, confidentiality and to the syndication of the Facilities (included in the fifth, ninth and fifteenth paragraphs and the first and second sentences of the sixth paragraph of this Commitment Letter), shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of us and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each Arranger, each Initial Lender and each other Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on June 8, 2005. Our commitments hereunder and agreements contained herein will expire at such time in the event that we have not received (i) such executed counterparts in accordance with the immediately preceding sentence and (ii) a copy of the Sponsor Letter of even date herewith from us to the Sponsor and executed by the Sponsor. In the event that the Closing Date does not occur on or before December 15, 2005, then this Commitment Letter and the commitments and undertakings of each of us hereunder shall automatically terminate unless each of us shall, in its discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

By	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Director

By	/s/ Vanessa Gomez
Name:	Vanessa Gomez
Title:	Vice President

CIBC WORLD MARKETS CORP.,

By	/s/ Kevin S. McLeod
Name:	Kevin S. McLeod
Title:	Executive Director

CIBC INC.,

By	/s/ Michael F. Senft
Name:	Michael F. Senft
Title:	Managing Director, Authorized Agent

BANK OF AMERICA, N.A.,

By	/s/ Richard Levenson
Name:	Richard Levenson
Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC,

By	/s/ Jeffrey J. McLane
Name:	Jeffrey J. McLane
Title:	Vice President

Accepted and agreed to as of the date

first above written

FLAG ACQUISITION CORPORATION,

By	/s/ Eric L. Press
Name:	Eric L. Press
Title:	Chairman of the Board

EXHIBIT A

CONFIDENTIAL

June 8, 2005

Project Bullwinkle

$450,000,000 Senior Secured Asset-Based Credit Facility

Summary of Principal Terms and Conditions

Borrower:	A Delaware corporation (“Merger Sub”), all of the outstanding capital stock of which is owned by a Delaware corporation (“Holdings”), in each case, to be formed and controlled by Apollo Management V, L.P. (the “Sponsor”) and certain other investors reasonably acceptable to the Arrangers (as defined below) (together with the Sponsor, the “Investors”). As a result of the merger described below, Merger Sub will be merged with and into Metals USA, Inc. a Delaware corporation (“MUSA”), and, thereafter, the Borrower will be MUSA.

Transactions:	Holdings intends to acquire (the “Acquisition”) MUSA for an aggregate amount of $549,600,000 in cash (the “Merger Consideration”) pursuant to an agreement and plan of merger (the “Merger Agreement”) to be entered into among Holdings, Merger Sub and MUSA. In connection with the Acquisition, (a) Merger Sub will be merged with and into MUSA, with MUSA surviving as a wholly owned subsidiary of Holdings, and each share of common stock of MUSA (other than shares held by dissenting stockholders that properly exercise their appraisal rights) will be converted into the right to receive $22.00 in cash, (b) the Investors will contribute an aggregate amount in cash to Holdings as common equity and/or preferred equity having terms reasonably satisfactory to the Arrangers of not less than $165,000,000 in cash to Holdings as common equity and/or preferred equity, (c) Holdings will either purchase additional common equity of, or will make a contribution to, Merger Sub in the amount so received (the equity contributions described in clauses (b) and (c) being referred to herein collectively as the “Equity Contribution”), (d) the Borrower will obtain the senior secured asset-based revolving credit facility described below under the caption “Senior Facility”, (e) the Borrower will either (i) issue not less than $250,000,000 in aggregate principal amount of its senior secured floating rate notes (the “Floating Rate Notes”) and its senior secured notes (the “Senior Notes”), in each case, in a public offering or in a Rule 144A or other private placement or (ii) if the Borrower is unable to issue the Floating Rate Notes and the Senior Notes on or prior to the date the Acquisition is consummated, borrow not less than $250,000,000 in aggregate principal amount of senior secured increasing rate bridge loans (the “Bridge Loans”) under a new senior secured bridge credit facility (the “Bridge Facility”), (f) all of the existing indebtedness of

MUSA and its subsidiaries under MUSA’s revolving credit facility (the “Existing Credit Facility”) will be repaid and all existing commitments, obligations and security interests in respect of the Existing Credit Facility will be terminated, (g) at the election of the Borrower, either (1) before the Closing Date, MUSA will repay all of its outstanding 6.88% Mortgage Notes due 2007 (the “Mortgage Notes”), (2) on the Closing Date, the Borrower will repay the Mortgage Notes, or (3) on the next interest payment date after the Closing Date, the Borrower will repay the Mortgage Notes, and (h) fees and expenses incurred in connection with the foregoing in an aggregate amount not to exceed $35,000,000 (the “Transaction Costs”) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Administrative Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“Credit Suisse”), will act as sole and exclusive administrative agent (the “Agent”) for a syndicate of financial institutions (together with Credit Suisse and Bank of America, N.A. (“BofA”), the “Lenders”), and will perform the duties customarily associated with such role.

Sole Bookrunner:	Credit Suisse will act as sole bookrunner for the Senior Facility, and will perform the duties customarily associated with such role.

Joint Lead Arrangers:	Credit Suisse and Banc of America Securities LLC (“BAS” and, together with Credit Suisse, the “Arrangers”) will act as joint lead arrangers for the Senior Facility, and will perform the duties customarily associated with such role.

Co-Syndication Agents:	BofA and another financial institution identified by the Arrangers and acceptable to the Borrower (the “Co-Syndication Agents”) will act as co-syndication agents for the Senior Facility, and will perform the duties customarily associated with such role.

Documentation Agent:	At the option of the Arrangers, a financial institution identified by the Arrangers and acceptable to the Borrower (the “Documentation Agent”).

Collateral Agent:	BofA will act as sole collateral agent for the Senior Facility (the “Collateral Agent”) and will perform the duties customarily associated with such role.

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Senior Facility:	A Senior Secured Revolving Credit Facility in an aggregate principal amount of up to $450,000,000 (the “Senior Facility”), of which up to $100,000,000 will be available in the form of letters of credit for the account of the Borrower, subject to sublimits to be agreed upon.

In connection with the Senior Facility, the Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to $15,000,000. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Senior Facility on a dollar-for-dollar basis. Each Lender under the Senior Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:	(A)	The proceeds of loans under the Senior Facility will be used by the Borrower (i) on the date of the initial borrowing under the Senior Facility (the “Closing Date”), together with the proceeds of the Floating Rate Notes, the Senior Notes and/or the Bridge Loans and the Equity Contribution, (a) to refinance certain existing indebtedness, (b) to pay the Merger Consideration and (c) to pay the Transaction Costs and (ii) thereafter for general corporate purposes, including for Permitted Acquisitions (to be defined).

	(B)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	Subject to the then-current applicable Borrowing Base, loans may be made, and letters of credit may be issued, under the Senior Facility, on the Closing Date; provided, that after giving effect thereto there shall be at least $75,000,000 in availability. No other loans under the Senior Facility may be made on the Closing Date (although letters of credit may be issued on the Closing Date). Thereafter, loans under the Senior Facility will, subject to the then-current applicable Borrowing Base, be available at any time prior to the final maturity of the Senior Facility, in minimum principal amounts to be agreed upon. Subject to the then-current applicable Borrowing Base, amounts repaid under the Senior Facility may be reborrowed.

Borrowing Base:	The Borrowing Base (the “Borrowing Base”) at any time shall equal the sum of (a) 85% of the net amount of eligible accounts receivable plus (b) the lesser of (i) 65% of the lesser of the original cost or market value of eligible inventory and (ii) the sum of (x) 90% of the net orderly liquidation value of the Borrower’s flat rolled inventory plus (y) 85% of the net orderly liquidation value of all other inventory of the Borrower.

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At any time on or after the Closing Date and prior to the end of the nine-month period after the Closing Date (the “Increased Availability Period”), the Borrower may request that the Borrowing Base during the Increased Availability Period equal the sum of (a) 90% of the net amount of eligible accounts receivable plus (b) the lesser of (i) 70% of the lesser of the original cost or market value of eligible inventory and (ii) the sum of (x) 90% of the net orderly liquidation value of the Borrower’s flat rolled inventory plus (y) 90% of the net orderly liquidation value of all other inventory of the Borrower (such calculation, the “Increased Borrowing Base”); provided, however, that so long as the Increased Borrowing Base is in effect, the interest rate for outstanding borrowings under the Senior Facility shall be the applicable interest rate as set forth in Annex I hereto plus 25 basis points. The Borrower may request at any time that the Increased Borrowing Base be no longer in effect, in which case the original advance rates shall apply and the Borrower will not thereafter be entitled to request an Increased Borrowing Base.

Ineligible Accounts Receivable: Materially consistent with the existing credit agreement, including: (i) accounts outstanding for more than 120 days after the invoice date or 60 days after the due date, (ii) intercompany accounts, (iii) foreign accounts, (iv) all accounts owing by an account debtor as to which 50% or more of the accounts owing by such account debtor are otherwise ineligible, (v) contra accounts, (vi) government accounts, (vii) accounts to any one account debtor or group of affiliated account debtors that are in excess of 20% of total eligible accounts; and (viii) such other categories as may be established by the Agent or the Collateral Agent in its reasonable discretion.

Ineligible Inventory: Materially consistent with the existing credit agreement, to include: (i) slow moving, obsolete and defective inventory, (ii) work-in-process inventory, (iii) inventory in transit, (iv) returns, (v) off-site inventory for which appropriate lien releases and waivers have not been obtained, (vi) packing and shipping materials, (vii) inventory that is subject to a third party’s trademark or other proprietary right, unless the Collateral Agent is satisfied that it could sell such inventory on satisfactory terms in a default, and (viii) such other categories as may be established by the Agent or the Collateral Agent in its reasonable discretion.

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The Agent and the Collateral Agent shall have the right to establish reserves with respect to the Borrowing Base in its reasonable commercial judgment in accordance with customary business practices for comparable asset-based transactions, based on facts not known to the Agent or the Collateral Agent at Closing. Further, reserves will not duplicate eligibility exclusions and vice versa and advance rates will not be reduced.

The Borrowing Base will be computed monthly by the Borrower and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base will be delivered to the Agent and the Collateral Agent promptly, but in no event later than the fifteenth business day, following the end of each month. Attached as Exhibit D is an illustrative example of the methodology pursuant to which the Borrowing Base shall be calculated.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.00% per annum.

Letters of Credit:	Letters of credit under the Senior Facility will be issued by the Agent or one or more other Lenders acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Senior Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day, (or, if notice thereof is received after 10:00 a.m. (New York City time) on any business day, on the next business day. To the extent that the Borrower does not reimburse the Issuing Bank when due the Lenders under the Senior Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Senior Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity:	The Senior Facility will mature on the date that is six years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Senior Facility and under any interest rate protection or other hedging

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arrangements entered into with the Agent, the Arrangers, a Lender or any affiliate of any of the foregoing (“Hedging Arrangements”) will be unconditionally guaranteed by Holdings and by each existing and subsequently acquired or organized material domestic, and to the extent no adverse tax consequences to the Borrower would result therefrom, material foreign subsidiary of the Borrower (the “Subsidiary Guarantors”).

Security:	Subject to the exceptions described below and other exceptions to be agreed upon, the Senior Facility, the Guarantees and any Hedging Arrangements will be secured by (i) perfected first-priority security interests in all accounts receivable, inventory, cash and proceeds of the foregoing of Holdings, the Borrower and the Subsidiary Guarantors (collectively, the “Shared Senior Collateral” and, together with the Shared Bridge Collateral (as defined in the Bridge Facility Term Sheet), the “Collateral”) and (ii) second-priority security interests in, and mortgages on, the Shared Bridge Collateral.

Holdings shall implement cash management procedures reasonably satisfactory to the Arrangers, the Agent and the Collateral Agent, including, but not limited to, lockbox and blocked account agreements, which procedures will provide for control and, in the event availability under the Senior Facility is less than an amount to be agreed upon (an “Availability Triggering Event”), springing dominion. Upon the occurrence of an Availability Triggering Event, Holdings shall cause or direct all cash (subject to certain exceptions) to be deposited daily in an account (the “Collection Account”) maintained by the Agent, and such cash shall be used to reduce exposure under the Senior Facility as described under the caption “Mandatory Prepayments”.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent and Collateral Agent. Except to the extent securing the Floating Rate Notes, the Senior Notes or the Bridge Facility on a second-priority basis, none of the Shared Senior Collateral shall be subject to any other security interests, liens or mortgages, subject to customary and limited exceptions to be agreed upon. Except to the extent securing the Floating Rate Notes, the Senior Notes or the Bridge Facility on a first-priority basis, none of the Shared Bridge Collateral shall be subject to any other security interests, liens or mortgages, subject to customary and limited exceptions to be agreed upon.

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The lien priority, relative rights and other creditors’ rights issues in respect of the Senior Facility and the Bridge Facility will be set forth in customary intercreditor provisions that will be included in the security documents relating to the Collateral, all of which shall be acceptable to the Borrower, the Agent, the Collateral Agent, the Bridge Collateral Agent (as defined in the Bridge Facility Term Sheet) and the Lenders.

The security documents with respect to the Shared Bridge Collateral will provide that, so long as any obligations are outstanding under the Bridge Facility or other First Lien Debt (to be defined), the Bridge Collateral Agent (as defined in the Bridge Facility Term Sheet) or, to the extent the Bridge Facility is not outstanding, such other agent on behalf of any other First Lien Debt will control at all times all remedies and other actions related to the Shared Bridge Collateral, and the Lenders under the Senior Facility will not be entitled to take any action with respect to the Shared Bridge Collateral (other than limited actions to preserve and protect the liens securing the Senior Facility that do not impair the liens securing the Bridge Facility).

Mandatory Prepayments:	(A)	If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Senior Facility exceeds the lesser of the Senior Facility commitment amount and Borrowing Base in effect at such time, then the Borrower will immediately repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

	(B)	All amounts deposited in the Collection Account will be promptly applied by the Agent to repay outstanding loans and, if an Event of Default has occurred, cash collateralize letters of credit.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Senior Facility commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	Shall be the following (subject to customary and other exceptions and qualifications to be agreed upon): accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws);

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payment of taxes; ownership of properties; inapplicability of the Investment Company Act and the Public Utility Holding Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to the Closing Date:	Shall be the following: conditions in Exhibit C to the Commitment Letter (the “Commitment Letter”) to which this Term Sheet is attached; delivery of an initial Borrowing Base certificate, delivery of reasonably satisfactory customary legal opinions, first-priority perfected security interests in the Collateral (free and clear of all liens, other than those securing the Floating Rate Notes, the Senior Notes or the Bridge Facility on a second-priority basis and permitted liens to be agreed upon); execution of the Guarantees, which shall be in force and effect; accuracy of representations and warranties; no defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority; payment of fees and expenses; obtaining of reasonably satisfactory insurance; and implementation of cash management procedures reasonably satisfactory to the Arrangers and the Agent.

Conditions Precedent to all Borrowings:	Delivery of notice, availability (subject to the Borrowing Base); accuracy of representations and warranties qualified by materiality and accuracy in all material respects of representations and warranties not qualified by materiality and absence of default.

Affirmative Covenants:	Shall be the following (to be applicable to Holdings, the Borrower and its subsidiaries, and subject to exceptions and qualifications to be agreed upon): maintenance of corporate existence and rights; delivery of financial statements, other financial information and information required under the Patriot Act; delivery of notices of default, litigation, ERISA events; maintenance of properties in good working order; maintenance of satisfactory insurance; reasonable efforts to maintain a rating of the Senior Facility by each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); compliance with laws; inspection of books and properties and appraisals and collateral reviews with respect to Borrowing Base calculations; further assurances; and payment of taxes.

Negative Covenants:	Shall be the following (to be applicable to Holdings, the Borrower and its subsidiaries, and subject to customary and other exceptions (including exceptions necessary to effect any Real Property Facilities) and qualifications to be agreed upon): limitations on dividends on, and redemptions and repurchases of, capital stock, provided, that (so long as there

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is no default, there is at least $50,000,000 of unused and available commitments under the Senior Facility after giving effect to such dividend, and, both before and after giving effect to such dividend, the fixed charge coverage ratio is at least 1:0 to 1:0) dividends in an amount equal to $25,000,000 plus $5,000,000 per quarter (carried over if not used), plus 50% of cumulative net income from the Closing Date, shall be permitted; limitations on prepayments, redemptions and repurchases of debt (other than (i) loans under the Senior Facility and (ii) the prepayment of Bridge Loans with the proceeds of any Refinancing Debt (to be defined) and/or equity issued after the Closing Date); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions (with Permitted Acquisitions to be defined as acquisitions so long as (i) there is no default, (ii) there is at least $75,000,000 of unused and available commitments under the Senior Facility after giving effect to such acquisition and (iii) both before and after giving effect to such acquisition, the fixed charge coverage ratio is at least 1:0 to 1:0) (provided, that the conditions in clauses (ii) and (iii) above shall not apply to any acquisition for less than $10,000,000)) and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries (and prohibitions on Holdings engaging in business activities or incurring liabilities other than its ownership of the capital stock of the Borrower and liabilities incidental thereto, including with respect to the Facilities, the Floating Rate Notes and the Senior Notes, as applicable); limitations on restrictions on ability of subsidiaries to pay dividends or make distributions; limitations on amendments of debt; and limitations on capital expenditures.

Financial Maintenance Covenants:	None, provided that if availability under the Senior Facility is less than or equal to $40,000,000, the Borrower will be subject to a minimum fixed charge coverage ratio of 1.0:1.0.

Events of Default:	Shall be the following (subject to customary and other agreed upon grace periods and exceptions): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (to be defined).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and

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commitments under the Senior Facility, except that, subject to a customary “yank-a-bank” provision, the consent of each Lender directly and adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity, (d) except as expressly provided in such definitive credit documentation, increases in any advance percentage or sublimit used for purposes of calculating the Borrowing Base and (e) releases of guarantors (subject to exceptions to be agreed upon) or all or substantially all of the Collateral.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facility with the consent of the Borrower, the Agent, the Swingline Lender and the Issuing Bank, in each case not to be unreasonably withheld or delayed; provided that such consent of the Borrower shall not be required after the occurrence and during the continuance of an Event of Default. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment, subject to the Agent’s right to waive such fee. Each assignment will be in an amount of an integral multiple of $2,500,000. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of guarantors (subject to exceptions to be agreed upon) or all or substantially all the Collateral.

Notwithstanding the foregoing, assignments and participations shall not be permitted to ineligible institutions (to be agreed).

Expenses and Indemnification:	The Borrower will indemnify the Arrangers, the Agent, the Co-Syndication Agents, the Documentation Agent, the Collateral Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, members and controlling persons of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto) that relates to the Transactions,

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including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Arrangers, the Agent, the Co-Syndication Agents, the Documentation Agent, the Collateral Agent and the Lenders for enforcement costs and documentary taxes associated with the Senior Facility will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Cravath, Swaine & Moore LLP.

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ANNEX I

Interest Rates:	The interest rates under the Senior Facility will be as follows:

	Level	Fixed Charge Coverage	LIBOR margin	ABR margin
	I	< 1.1x	2.00%	0.00%
	II	< 1.3x	1.75%	0.00%
	III	< 1.5x	1.50%	-0.25%
	IV	>=1.5x	1.25%	-0.25%

	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

	Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

	ABR is the Alternate Base Rate, which is the higher of Credit Suisse’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.00%.

	Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Senior Facility will accrue on the aggregate face amount of outstanding letters of credit under the Senior Facility, payable in arrears at the end of each quarter and upon the termination of the Senior Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Senior Facility pro rata in accordance with the amount of each such Lender’s Senior Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Senior Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.25% per annum on the undrawn portion of the commitments in respect of the Senior Facility, commencing to accrue upon the execution and delivery of the Credit

Agreement and payable quarterly in arrears thereafter and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Changes in Interest Rate Margins:	The initial rates shall be based on Level III in the grid above. The definitive credit documentation for the Senior Facility will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least six full months after the Closing Date, and so long as no default shall have occurred and be continuing, interest rate margins under the Senior Facility will be subject to change in increments to be agreed upon based upon the fixed charge coverage ratio-based grid above.

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CONFIDENTIAL	EXHIBIT B
June 8, 2005

Project Bullwinkle

$250,000,000 Senior Secured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions1

Borrower:	The Borrower under the Senior Facility.

Administrative Agent	Credit Suisse, acting through one or more of its branches or affiliates, will act as sole administrative agent (the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Credit Suisse, the “Lenders”), and will perform the duties customarily associated with such roles.

Bridge Collateral Agent:	At the option of Credit Suisse, a financial institution identified by Credit Suisse and acceptable to the Borrower (the “Bridge Collateral Agent”).

Joint Bookrunners and Joint Lead Arrangers:	Credit Suisse and CIBC will act as joint bookrunners and joint lead arrangers for the Bridge Facility (the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	CIBC, acting through one or more of its branches or affiliates, will act as syndication agent (the “Syndication Agent”), and will perform the duties customarily associated with such roles.

Documentation Agent:	At the option of the Arrangers, a financial institution identified by the Arrangers and acceptable to the Borrower (the “Documentation Agent”).

Bridge Loans:	Senior Secured Second Lien Increasing Rate Bridge Loans (the “Bridge Loans”). At the option of the Lenders, the Bridge Loans may be replaced by, or originally made in the form of, notes on identical economic terms.

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Senior Facility and the Equity Contribution, solely (a) to pay the Merger Consideration, (b) to refinance certain existing indebtedness and (c) to pay the Transaction Costs.

Principal Amount:	Up to $250,000,000.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Guarantees:	Holdings and each existing and subsequently acquired or organized domestic subsidiary of Holdings that is a guarantor of the Senior Facility will guarantee the Bridge Loans.

Security:	The Bridge Loans and the guarantees thereof will be secured (i) on a second-priority lien basis by the Shared Senior Collateral and (ii) subject to the exceptions described below and other exceptions to be agreed upon, on a first-priority lien basis by substantially all the assets (other than the Shared Senior Collateral) of Holdings, the Borrower and the Subsidiary Guarantors (the “Shared Bridge Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the capital stock of the Borrower, (b) a perfected first-priority pledge of all capital stock held by Holdings, the Borrower or any Subsidiary Guarantor, (which pledge, in the case of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (c) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each Subsidiary Guarantor (other than the Shared Senior Collateral) (including, but not limited to, equipment, general intangibles, investment property, intellectual property, real property, cash, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing), except for (i) those assets as to which the Bridge Collateral Agent shall reasonably determine that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (ii) the property securing the Industrial Revenue Bonds and the letter of credit reimbursement obligations relating thereto and (iii) to the extent the Mortgage Notes are not repaid on the Closing Date, the property securing such Mortgage Notes until such notes are repaid.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Agent and Collateral Agent. Except to the extent securing the Floating Rate Notes and the Senior Notes on a first-priority basis and the Senior Facility on a second-priority basis, none of the Shared Bridge Collateral shall be subject to any other security interests, liens or mortgages, subject to customary and limited exceptions to be agreed upon. Except to the extent securing the Floating Rate Notes and the Senior Notes on a second-priority basis and the Senior Facility on a first-priority basis, none of the Shared Senior Collateral shall be subject to any other security interests, liens or mortgages, subject to customary and limited exceptions to be agreed upon.

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The lien priority, relative rights and other creditors’ rights issues in respect of the Senior Facility and the Bridge Facility will be set forth in customary intercreditor provisions that will be included in the security documents relating to the Collateral, all of which shall be reasonably acceptable to the Borrower, the Agent, the Bridge Collateral Agent and the Lenders.

The security documents with respect to the Shared Senior Collateral will provide that, so long as any obligations are outstanding under the Senior Facility or other ABL Debt (to be defined), the Agent (as defined in the Senior Facility Term Sheet) or, to the extent the Senior Facility is not outstanding, such other agent on behalf of any ABL Debt will control at all times all remedies and other actions related to the Shared Senior Collateral, and that the Lenders under the Bridge Facility will not be entitled to take any action with respect to the Shared Senior Collateral (other than limited actions to preserve and protect the liens securing the Bridge Facility that do not impair the liens securing the Senior Facility).

Interest Rates:	Interest for the first six month period commencing on the Closing Date shall be payable at the London interbank offered rate for U.S. dollars (for a three month interest period) (the “LIBO Rate”) plus 700 basis points (the “Initial Rate”). Thereafter, the interest rate shall increase by an additional 75 basis points at the end of the six month period subsequent to the Closing Date and further increase by an additional 50 basis points at the end of each three month period subsequent to such six month period for so long as the Bridge Loans are outstanding (provided, however, that the interest rate shall not so increase on the Conversion Date).

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Bridge Loans, Senior Secured Term Loans (as defined below) or the Senior Secured Exchange Notes (as defined below) exceed a percentage agreed upon in writing on the date of the Commitment Letter by the parties to the Commitment Letter (the “Total Cap”). To the extent interest payable on any interest payment date is at a rate per annum that exceeds a percentage agreed upon in writing on the date of the Commitment Letter by the parties to the Commitment Letter (the “Cash Cap”) the Borrower shall have the option to pay such excess portion of interest as additional Bridge Loans.

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Interest Payments:	Interest on the Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.00%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Secured Term Loans or Senior Secured Exchange Notes (including any limit upon the amount of interest payable in cash) affect the payment in cash of any default rate of interest in respect of any Bridge Loans, Senior Secured Term Loans or Senior Secured Exchange Notes.

Maturity:	The Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). If, on the Maturity Date, any Bridge Loan has not been previously repaid in full, such Bridge Loan will be automatically converted into a senior secured second lien term loan (each a “Senior Secured Term Loan”) due on the date that is seven years after the Closing Date (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Senior Secured Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Secured Term Loans may be exchanged in whole or in part for senior secured second lien exchange notes (the “Senior Secured Exchange Notes”) having an equal principal amount; provided, however, that the Borrower may defer the first issuance of Senior Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $25,000,000 in principal amount of Senior Secured Exchange Notes.

The Senior Secured Term Loans will be governed by the provisions of the Bridge Loans Documents and will have the same terms as the Bridge Loans except as expressly set forth on Annex I hereto. The Senior Secured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto and will have the benefit of the same Guarantees as the Bridge Loans and will be secured by the same Collateral as the Bridge Loans.

Conversion Fee:	On the Conversion Date, the Borrower shall pay to the holders of the Bridge Loans a conversion fee (the “Conversion Fee”) in an amount equal to 2.50% of the aggregate principal amount of the Bridge Loans outstanding on such date (as determined immediately prior to the conversion of such Bridge Loans to Senior Secured Term Loans).

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Mandatory Prepayment:	The Bridge Loans shall be prepaid with, subject to certain agreed exceptions and customary reinvestment rights, (i) the net proceeds from the issuance of the Securities (as defined below); (ii) the net proceeds from the issuance of any Refinancing Debt or equity securities by Holdings or any of its subsidiaries; and (iii) the net proceeds from any asset sales (to be defined) by Holdings or any of its subsidiaries in excess of the amount required to be paid to the Lenders under the Senior Facility. The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal amount thereof.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than 3 days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:	Each Lender shall have the absolute and unconditional right to resell or assign the Bridge Loans held by it in compliance with applicable law to any third party at any time; provided, however, that prior to any assignment of the Bridge Loans which occurs prior to the one year anniversary of the Closing Date each Lender will consult with the Borrower with respect to such assignment and; provided, further, however that the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for any assignment of Bridge Loans by Credit Suisse or CIBC if such assignment (A) occurs within 60 days after the Closing Date and (B) results in Credit Suisse or CIBC each holding less than 30.05% and 20.05%, respectively, of the aggregate principal amount of the Bridge Loans outstanding.

Representations and Warranties:	The definitive documentation relating to the Bridge Loans (the “Bridge Loans Documents”) will contain the same representations and warranties that are specified under the caption “Representations and Warranties” in the Senior Facility Term Sheet, with mutually acceptable changes as are appropriate in connection with the Bridge Loans.

Covenants:	The Bridge Loans Documents will contain covenants relating to Holdings and its subsidiaries that are usual and customary for transactions of this nature, including but not limited to, covenants with respect to (i) furnishing of information; (ii) use of proceeds; (iii) wholly owned subsidiaries; (iv) compliance with laws; (v) insurance; (vi) restrictions on indebtedness; (vii) restrictions on

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dividends and redemptions and repayment of subordinated debt; (viii) restrictions on the sale of assets; (ix) restrictions on business activities; (x) restrictions on transactions with affiliates; (xi) restrictions on merger or consolidation; (xii) restrictions on liens; (xiii) refinancing of Bridge Loans; and (xiv) restrictions on investments and acquisitions.

Events of Default:	The Bridge Loans Documents will contain the same events of default that are specified under the Caption “Events of Default” in the Senior Facility Term Sheet, with mutually acceptable changes as are appropriate in connection with the Bridge Loans.

In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority when the Arrangers, or their respective affiliates, hold a majority of the aggregate principal amount of the Bridge Loans) in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Loans.

Cost and Yield Protection:	Usual for facilities and transactions of this type.

Expenses and Indemnification.	The Borrower will indemnify the Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, members and controlling persons of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross

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negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Arrangers, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Bridge Facility will be paid by the Borrower.

Governing Law:	New York.

Counsel to Credit Suisse:	Cravath, Swaine & Moore LLP.

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ANNEX I

Senior Secured Term Loans

Maturity:	The Senior Secured Term Loans will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Senior Secured Term Loans will bear interest at an interest rate per annum (the “Senior Secured Term Loan Interest Rate”) equal to the sum of the Conversion Rate, determined quarterly, plus the Conversion Spread (each determined as set forth below), provided that the Senior Secured Term Loan Interest Rate for any such Senior Secured Term Loan shall not at any time exceed a rate equal to the Total Cap. To the extent interest payable on the Senior Secured Term Loans on any quarterly interest payment date is at a rate that exceeds the Cash Cap, the Borrower shall have the option to pay such excess interest by borrowings of additional Senior Secured Term Loans with a principal amount equal to such excess portion of interest. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Secured Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

The “Conversion Rate”, as determined on the Conversion Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the LIBO Rate plus [•] basis points.[2]

The “Conversion Spread” will equal, with respect to any Senior Secured Term Loan, 0.50% during the three month period commencing on the Conversion Date for such Senior Secured Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three month period.

Covenants, Events of Default and Prepayments:	Upon and after the Conversion Date, the covenants and Events of Default applicable to the Senior Secured Exchange Notes will also be applicable to the Senior Secured Term Loans, but the mandatory and optional prepayment provisions applicable to the Bridge Loans shall remain applicable to the Senior Secured Term Loans.

[2]	The spread over the LIBO Rate with respect to any Senior Secured Term Loan will be determined so that, on the Conversion Date for such Senior Secured Term Loan, the sum of such spread and the LIBO Rate will be equal to the interest rate in effect for the Bridge Loan converted into such Senior Secured Term Loan on such Conversion Date.

ANNEX II

Senior Secured Exchange Notes

Issue:	The Senior Secured Exchange Notes will be issued under an Indenture capable of being qualified under the Trust Indenture Act of 1939, as amended.

Maturity:	The Senior Secured Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Senior Secured Exchange Notes will bear interest at a fixed rate equal to the interest rate on the Senior Secured Term Loan surrendered in exchange for such Senior Secured Exchange Note as of the date of such exchange; provided that, subject to the provisions set forth in the eleventh paragraph of the Fee Letter, any Lender that surrenders Senior Secured Term Loans in exchange for Senior Secured Exchange Notes may elect to receive such Senior Secured Exchange Notes in the form of up to four tranches of Senior Secured Exchange Notes (with such tranches bearing different interest rates and having different maturities, ranking and other economic terms, all as reasonably determined by the Arrangers), so long as the weighted average yield of such tranches does not exceed the weighted average yield (including the Cash Cap, to the extent applicable) of such surrendered Senior Secured Term Loans and the weighted average maturity of such tranches is not less than the weighted average maturity of such surrendered Senior Secured Term Loans.

Optional Redemption:	Prior to the fourth anniversary of the Closing Date, the Borrower may redeem, in whole or in part, the Senior Secured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

On or after the fourth anniversary of the Closing Date, each Senior Secured Exchange Note will be callable, in whole or in part, at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Secured Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is six months prior to the maturity of the Senior Secured Exchange Notes.

Repurchase upon a Change of Control	The Borrower will be required to repurchase the Senior Secured Exchange Notes following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof.

Defeasance Provisions:	Customary for publicly traded high yield debt securities.

Modification:	Customary for publicly traded high yield debt securities.

Registration Rights:	The Borrower shall file, within 90 days after each issuance of Senior Secured Exchange Notes (the date of each such issuance, an “Issue Date”), and will use its reasonable best efforts to cause to become effective, as soon thereafter as practicable, an exchange offer registration statement or a shelf registration statement with respect to such Senior Secured Exchange Notes so issued (each such registration statement, a “Registration Statement”). If a Registration Statement is filed, the Borrower will keep such Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Secured Exchange Notes to which such Registration Statement relates. The Borrower shall use commercially reasonable efforts to cause (i) the Registration Statement with respect to the Senior Secured Exchange Notes issued on the first Issue Date to be declared effective by the date (the “First Effectiveness Date”) that is 180 days from the first Issue Date and (ii) each Registration Statement with respect to any Senior Secured Exchange Note issued subsequent to the first Issue Date to be declared effective by the date (each, a “Subsequent Effectiveness Date” and, together with the First Effectiveness Date, an “Effectiveness Date”) that is 30 days from the date of issue of such Senior Secured Exchange Note (but in no event less than 210 days after the first Issue Date), provided that any Subsequent Effectiveness Date shall be extended to 180 days from the date of issue of such Senior Secured Exchange Note to the extent that the Borrower receives written notice that the Registration Statement to which such Senior Secured Exchange Note relates will be reviewed by the Securities and Exchange Commission. Any failure on the part of the Borrower to cause any Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Failure”. In the event of a Registration Failure with respect to any Senior Secured Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of 0.25% per annum on the principal amount of such Senior Secured Exchange Note to the holder of such Senior Secured Exchange Note, to the extent that such holder is unable to freely transfer such Senior Secured Exchange Note, from and including the applicable Effectiveness Date to but excluding the effective date of the Registration Statement with respect to such Senior Secured Exchange Note. On the 90th day after the Effectiveness Date with respect to any

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such Senior Secured Exchange Note, the liquidated damages shall increase by 0.25% per annum and, on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 0.25% per annum to a maximum increase in interest of 1.00% per annum (such damages to be payable by issuing additional Senior Secured Exchange Notes, if the interest rate thereon exceeds the Cash Cap). The Borrower will also pay such liquidated damages to the holder of a Senior Secured Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Registration Statement with respect to such Senior Secured Exchange Note that such Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each quarterly interest payment date.

Covenants:	Customary for publicly traded high yield debt securities.

Events of Default:	Customary for publicly traded high yield debt securities.

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EXHIBIT C

Project Bullwinkle

$450,000,000 Senior Secured Credit Facility

$250,000,000 Senior Secured Second Lien Increasing Rate Bridge Facility

Summary of Additional Conditions Precedent3

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition shall be consummated simultaneously with the effectiveness of the Senior Facility in accordance with applicable law and substantially on the terms described in the Term Sheets and as otherwise disclosed in writing to the Arrangers prior to the date of the Commitment Letter; the Merger Agreement shall be substantially in the form delivered to the Arrangers on the date hereof and no material change shall be made to the Merger Agreement, and Holdings and the Borrower shall not waive any material condition precedent to the Merger included in the Merger Agreement, in each case in a manner that is material and adverse to the Lenders without the consent of the Arrangers, such consent not to be unreasonably withheld. The Arrangers shall be reasonably satisfied with the capitalization, structure and equity ownership of Holdings and the Borrower after giving effect to the Transactions. It is agreed that the Arrangers are satisfied with each of the foregoing to the extent described herein. The Investors shall have made the Equity Contribution.

2. With respect to the Senior Facility, definitive documentation substantially on the terms described herein with respect to the Senior Facility reasonably satisfactory to the Arrangers and their counsel shall have been executed and delivered, including security agreements and other documentation deemed appropriate by the Arrangers to establish the required security interests in the Collateral, including intercreditor provisions establishing lien priorities, certain rights with respect to the Collateral and other creditors’ rights as between the secured parties in respect of the Senior Facility and the Bridge Facility and/or the Floating Rate Notes and the Senior Notes and certain refinancing and/or replacement facilities. With respect to the Bridge Facility, definitive documentation substantially on the terms described herein with respect to the Bridge Facility reasonably satisfactory to the Arrangers and their counsel shall have been executed and delivered, including security agreements and other documentation deemed appropriate by the Arrangers to establish the required security interests in the Collateral, including intercreditor provisions establishing lien priorities, certain rights with respect to the Collateral and other creditors’ rights as between the secured parties in respect of the Senior Facility and the Bridge Facility and/or the Floating Rate Notes and the Senior Notes and certain refinancing and/or replacement facilities.

3. With respect to the Senior Facility, the Borrower shall have received not less than $250,000,000 in gross cash proceeds from either (a) (x) the issuance of the Floating Rate Notes in a public offering or in a Rule 144A or other private placement and (y) the issuance of the Senior Notes in a public offering or in a Rule 144A or other private placement or (b) the borrowings under the Bridge Facility. The terms and conditions of the Floating Rate Notes, the Senior Notes or the Bridge Facility to the extent materially different than those set forth herein, as applicable

[3]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. Unless the context requires otherwise, references herein to the Arrangers shall be deemed to be references to each of the Arrangers as defined in such Exhibit A and the Arrangers as defined in such Exhibit B.

(including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, covenants, events of default and remedies), shall be reasonably satisfactory in all respects to the Arrangers. It is agreed that the Arrangers are satisfied with each of the foregoing to the extent described herein.

4. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) extensions of credit under the Senior Facility, (b) the Senior Notes and the Floating Rate Notes or the Bridge Loans, (c) the Industrial Revenue Bonds, (d) the Mortgage Notes to the extent such notes are not repaid on or prior to the Closing Date, (e) up to $3,000,000 in capital leases and purchase money indebtedness and (f) other limited indebtedness to be agreed upon.

5. The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of MUSA for the 2002, 2003 and 2004 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of MUSA for (i) each fiscal quarter (subsequent to the Borrower’s most recent fiscal year end) ended 45 days before the Closing Date and (ii) each fiscal month after the most recent fiscal quarter for which financial statements were received by the Arrangers as described above and ended 30 days before the Closing Date.

6. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended not less than 45 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

7. The Arrangers shall be satisfied that the Borrower’s consolidated EBITDA for the four-fiscal quarter period most recently ended prior to the Closing Date shall be no less than (i) $146,000,000 if such four-fiscal quarter period ended on June 30, 2005 and (ii) $117,500,000 if such four-fiscal quarter period ended on September 30, 2005.

8. The Arrangers shall have received a customary certificate from the chief financial officer of MUSA, in a form and substance reasonably satisfactory to the Arrangers, certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

9. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required and material, all applicable appeal periods shall have expired and there shall be no pending litigation, governmental, administrative or judicial action that would reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

10. The terms and conditions of the Senior Facility (including, but not limited to, terms and conditions relating to interest rates, fees, amortization, maturity, covenants, events of default, remedies, intercreditor provisions and collateral) shall be substantially as set forth in Exhibit A and any changes thereto shall be reasonably satisfactory in all respects to the Arrangers under the Bridge Facility. The terms and conditions of the Bridge Facility (including, but not

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limited to, terms and conditions relating to interest rates, fees, amortization, maturity, covenants, events of default, remedies, intercreditor provisions and collateral) shall be substantially as set forth in Exhibit B and any changes thereto shall be reasonably satisfactory in all respects to the Arrangers under the Senior Facility.

11. The Senior Facility shall have become effective and the Borrower shall have excess capacity thereunder of $75,000,000 on the Closing Date.

12. With respect to the Bridge Facility, (a) Credit Suisse, CIBC and one or more investment banks satisfactory to Credit Suisse and CIBC (collectively, the “Investment Bank”) each shall have received, not later than 30 days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to the Floating Rate Notes and the Senior Notes, which contains all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Holdings and the Borrower as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes and the Floating Rate Notes or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes and the Floating Rate Notes and (b) the Investment Bank shall have been afforded a period of at least 30 days but not longer than 90 days following receipt of the material described in clause (a) to seek to place the Floating Rate Notes and the Senior Notes with qualified purchasers thereof.

13. The Arrangers shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

14. The Arrangers and the Agent shall have completed a borrowing base audit and asset appraisal in form and scope customary for transactions of this type with respect to the relevant collateral to be included in the borrowing base; it being understood that the Arrangers and the Agent shall commence such audit and appraisal promptly after the execution and delivery of the Commitment Letter and the Borrower shall provide reasonable cooperation in connection with such audit and appraisal, including by providing access to its assets and the assets of its subsidiaries.

15. Each of the Facilities, the Floating Rate Notes and the Senior Notes shall be rated by each of S&P and Moody’s.

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EXHIBIT D

Project Bullwinkle

$450,000,000 Senior Secured Credit Facility

$250,000,000 Senior Secured Second Lien Increasing Rate Bridge Facility

Borrowing Base Calculation Methodology

[See Attached]

For Illustrative Purposes Only

COLLATERAL DESCRIPTION:		ACCOUNTS RECEIVABLE		INVENTORY

1. Balance Forward (Prior Line 8)

2. Add:	Sales		Purchases

3. Add:	Other Debits		other Debits

4. Deduct:	Other Credits		other Credits

5. Deduct:	Net Cash		Other

6. Deduct:	Discounts

7. Deduct:	Credit Memos		Cost of Sales

8. Current Balance:

9. Deduct Ineligibles:

10. Eligible Collateral:

11. Lesser of Available Value or Line Limit:	ADV=85%		Lesser of 65% of Line 10 INV and 90% of Net OLV of Flat Rolled Inventory + 85% of Net OLV of all other Inventory

12. Deduct Reserve(s):

13. Loan Value:

14. (Subtotal, Line 13 AR AND INV)

15. (Total, AR and INV)

LOAN TRANSACTIONS:

16. Balance Forward (Prior Line 23)

17. Add New Advances/Letters of Credit:

18. Deduct Cash/Payments:

19. Deduct Cash/Payments PNC:

20. Adjustments (+/-):

21. Current Loan/Letter of Credit Balance:

22. LIBOR Tranche

23. Letters of Credit:

24. Availability before Reserves:

25. Current Day Funding Request:

26. Net Availability per Bank: